Attachment A

Continental Airlines' Quarterly Update
	2003 Estimated Year-over-Year %Change	2004 Estimated Year-over-Year %Change
ASMs	4th Qtr.(E)	Full Year (E)

Domestic Latin America Trans-Atlantic Pacific Total Mainline Regional	0.0% (3.3)% 3.2% 0.3% 0.0% 39.0%	3.2% 4.7% 11.0% 13.7% 5.7% 21.0%
2003 Estimate
Load Factor	4th Qtr.(E)
Mainline Regional	75 - 76% 70 - 71%
2003 Estimate (cents)
Mainline Operating Statistics	4th Qtr.(E)
CASM (including special items) Special items per ASM (a) CASM Ex-Fuel (including special items)(b)	9.58 - 9.63 ..11 8.23 - 8.28
2003 Estimate (cents)
Consolidated Operating Statistics	4th Qtr.(E)
CASM (including special items) Special items per ASM (a) CASM Ex-Fuel (including special items)*(b)	10.24 - 10.29 ..10 8.94 - 8.99

*Please note that following deconsolidation of ExpressJet, only fuel expense related to mainline operations will be recorded under the fuel expense line item and excluded from this particular calculation. Fuel expense related to regional operations, including fuel expense in excess of any negotiated fuel expense caps, will be recorded under the Regional capacity purchase line item and is not excluded from this calculation.
2003 Estimate
Fuel Gallons Consumed	4th Qtr.(E)
Mainline Regional Fuel Price (excluding fuel taxes)	310 Million 58 Million 84 - 87 cents
Fuel Hedges	% of Volume Hedged	Wtd. Average Strike Price of Caps
Fourth Quarter	60%	$28.75/Barrel
2003 Estimated Amounts ($Millions)
Selected Expense Amounts	4th Qtr.(E)
Aircraft Rent Landing Fees & Other Rentals Depreciation & Amortization Net Interest Expense	$225 $155 $110 $90

Cash Capital Expenditures	2003 Estimated Amounts ($Millions)	2004 Estimated Amounts ($Millions)
Fleet & Fleet Related Non-Fleet Rotable Parts & Capitalized Interest Total Net Purchase Deposits	$100 95 50 $245 (50 $195)	$115 125 55 $295 (120 $175)

Continental Airlines, Inc. Quarterly Tax Computation

Taxes on Consolidated Profit/(Loss) Tax on XJT Minority Interest* Permanent Tax Differences Total Tax	Tax Rate of 36.8% XJT NI x Ownership 30.9% x 36.8% x 50% $ 3 Million Sum of the Above	Debit /(Credit) Debit Debit

Permanent tax differences are primarily related to non-deductible per diems, meals and entertainment.
*Applies to portion of the quarter prior to deconsolidation of ExpressJet financials.

EPS Estimated Share Count
Share count estimates for calculating basic and diluted earnings per share at different income levels are as follows:

Fourth Quarter 2003 (Millions)

Quarterly	Number of Shares
Earnings Level	Basic	Diluted	Interest Addback
Over $36 Between $19 - $36 Between $0 - $19	65.7 65.7 65.7	75.4 71.3 66.3	$3.6 $1.4 --

Full Year 2003 (Millions)
Year-to-date	Number of Shares
Earnings Level	Basic	Diluted	Interest Addback
Over $140 Between $74 - $140 Under $74	65.4 65.4 65.4	74.7 70.6 65.4	$14.2 $5.7 --

These share count charts are based upon several assumptions including market stock price and number of shares outstanding. The number of shares used in the actual EPS calculation will likely be different from those set forth above.

  Special items include a $65 million charge during the first quarter of 2003, a security fee reimbursement ($173 million related to mainline operations and an additional $3 million related to regional operations) and a $14 million charge associated with the deferral of aircraft deliveries in the second quarter 2003 and a $21 million charge related to the permanent grounding of five MD-80 aircraft in the fourth quarter 2003.
  Cost per available seat mile excluding fuel is computed by subtracting fuel cost from total operating costs and dividing by available seat miles. This statistic provides management and investors the ability to measure and monitor Continental's cost performance absent fuel price volatility. Both the cost and availability of fuel are subject to many economic and political factors and therefore are beyond our control.